Exhibit 99.5

1.	I wanted to personally reach out to each - and every one of you today and in the interest of time, I thought this was the best way to do it.
2.	Today - we announced that El Paso Electric has entered into an agreement to be purchased by Infrastructure Investments Fund, advised by JPMorgan Investment Management.
3.	I want to make it perfectly clear to each and every one of you that no one is losing their job as a result of this agreement.
4.	I deeply understand the uncertainty - and perhaps the anxiety that you may be feeling with this change.
5.	I want to assure you that this is not the same thing I went through when I worked at a local company.
6.	This is not - and will not - be that story.
7.	- pause -
8.
This agreement includes provisions to protect our jobs and our benefits - and honors the terms of the Company’s existing collective bargaining agreement - all while remaining headquartered here in El Paso.

9.	So let me be clear about what this agreement includes.
10.	- pause -
11.	Customers will benefit from rate credits in the amount of 21 million dollars over a period of 36 months.
12.	A 100 million dollar fund will be established to invest in economic and sustainability growth over 20 years in our service territory.
13.	We will maintain our annual commitment of 1.2 million dollars in charitable grants to our local organizations.
14.	– pause -
15.	As we look to the future - this is an opportunity to scale and prepare the Company for a clean energy future that is local and sustainable.
16.	So what happens next?
17.	- pause -

18.	This agreement is subject to shareholder and regulatory approvals - and other customary closing conditions.
19.	We will be holding employee meetings to answer your questions.
20.	And we will continue to communicate with you on a regular basis.
21.	- pause -
22.
As we go through this process, our daily responsibilities will stay the same – so please, please, please continue to work safely - conduct our business in an ethical manner - support each other - and serve our customers reliability.

23.	Know that we are here for you.
24.	As your President and CEO - I am bringing this agreement to you because it is a great step forward for El Paso Electric and for our region.
25.	We remain committed to being transparent with you, your family and our customers.
26.	– pause -
27.	I want to thank each of you for your continued hard work and dedication on behalf of our customers and our region.

Forward-Looking Statements
This communication includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed acquisition of El Paso Electric Company (“EPE”) shareholder and regulatory approvals, the expected timetable for completing the proposed transaction and any other statements regarding EPE’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These risks and uncertainties include, but are not limited to: failure to obtain the required vote of EPE’s shareholders; the timing to consummate the proposed transaction; satisfaction of the conditions to closing of the proposed transaction may not be satisfied; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management’s time on transaction-related issues.

Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EPE's most recently filed periodic reports and in other filings made by EPE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) the impact of the federal law commonly referred to as the Tax Cuts & Jobs Act and other U.S. tax reform legislation; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EPE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico, and at the Federal Energy Regulatory Commission; (iv) uncertainties and instability in the general economy and the resulting impact on EPE's sales and profitability; (v) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (viii) the size of EPE’s construction program, the receipt of necessary permits and approvals and EPE’s ability to complete construction on budget and on time; (ix) potential delays in our construction and resource contracting schedule due to legal challenges or other reasons; (x) costs at Palo Verde; (xi) decisions and actions of EPE’s regulators and the resulting impact on EPE's cost of capital, sales and profitability; (xii) deregulation and competition in the electric utility industry; (xiii) possible increased costs of compliance with environmental or other laws, regulations and policies; (xiv) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service or state taxing authorities; (xv) uncertainties and instability in the financial markets and the resulting impact on EPE's ability to access the capital and credit markets; (xvi) actions by credit rating agencies; (xvii) possible physical or cyber-attacks, intrusions or other catastrophic events; (xviii) the U.S. Government shutdown and the resulting impact on EPE's sales and profitability; and (xix) other factors of which EPE is currently unaware or deem immaterial.

EPE's filings are available from the SEC or may be obtained through EPE's website at http://www.epelectric.com.  Any such forward-looking statement is qualified by reference to these risks and factors. EPE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this communication, and EPE does not undertake to update any forward-looking statement contained herein.

Additional Information and Where to Find It
In connection with the proposed merger, EPE expects to file a proxy statement, as well as other materials, with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by EPE with the SEC at http://www.sec.gov, the SEC’s website, or from EPE’s website (http://www.epelectric.com) under the tab, “Investor Relations” and then under the heading “SEC Filings.” In addition, the proxy statement and other documents filed by EPE with the SEC (when available) may be obtained from EPE free of charge by directing a request to Investor Relations, Phone: 1-800-592-1634. Media inquiries can be directed to Eduardo Gutierrez at EPE, Phone: 915-497-3495.

Participants in the Solicitation
EPE, its directors and certain of its executive officers and other persons may be deemed to be participants in the solicitation of proxies from EPE’s shareholders with respect to the proposed merger. Information regarding EPE’s directors and executive officers is available in its definitive proxy statement for its 2019 annual meeting, filed with the SEC on April 12, 2019. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed merger.

FOR EL PASO ELECTRIC EMPLOYEES ONLY
NOT FOR PUBLIC DISTRIBUTION